Exhibit 10.4

AMENDED SALARY ARRANGEMENT WITH EXECUTIVE OFFICERS

Effective January 1, 2012 the base salary of Jeffrey T. Schlarbaum, President of the Company, was increased from $236,250 to $254,500. The increase includes a merit increase of $12,250 and an adjustment of $6,000 in lieu of automobile expense allowances previously provided.

Effective January 1, 2012 the base salary of Donald S. Doody, Executive Vice President of the Company, was increased from $197,400 to $207,600.

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